Exhibit (a)(1)(A)
The information in this Prospectus—Offer to Exchange may change. Galaxy may not complete the exchange offer until the registration statement filed with the U.S. Securities and Exchange Commission with respect to the exchange offer is effective. This Prospectus—Offer to Exchange is not an offer to sell or exchange these securities and Galaxy is not soliciting offers to buy or exchange these securities in any jurisdiction where the exchange offer or the sale of these securities is not permitted.
PROSPECTUS-OFFER TO EXCHANGE
GALAXY DIGITAL INC.
OFFER TO EXCHANGE ELIGIBLE RESTRICTED STOCK UNITS FOR NEWLY ISSUED RESTRICTED STOCK UNITS
SUMMARY TERM SHEET – OVERVIEW
THIS RSU EXCHANGE OFFER AND WITHDRAWAL RIGHTS EXPIRE
AT 11:59 P.M. EASTERN TIME ON SEPTEMBER 16, 2025
UNLESS THIS RSU EXCHANGE OFFER IS EXTENDED
Galaxy Digital Inc., which is referred to herein as “Galaxy,” the “Company,” “our,” “us,” or “we,” is offering eligible employees the opportunity to exchange cash-settled restricted share units in respect of the shares of the Company’s Class A common stock (“RSUs”) under the Amended and Restated Galaxy Digital Inc. Non-Treasury Share Unit Plan (the “NTSUP,” and such RSUs, the “NTSUP RSUs”) for share-settled RSUs under the Amended and Restated Galaxy Digital Inc. Long Term Incentive Plan (the “LTIP,” and such RSUs, “LTIP RSUs”), upon the terms and subject to the conditions set forth in the Offer to Exchange, dated August 19, 2025, the RSU Exchange Offering Memorandum contained in the Offer to Exchange and the related Terms of Election (which together, as they may be amended or supplemented from time to time, constitute the “RSU Exchange Offer”).
1.Eligibility. Only NTSUP RSUs which are unvested as of the date hereof (the “RSU Exchange Offer Commencement Date”) and held by current employees of the Company or one of its Affiliates (as defined in the LTIP) may be exchanged in the RSU Exchange Offer. RSUs granted under any equity incentive plan other than the NTSUP or held by an individual who is not a current employee of the Company or one of its Affiliates may not be exchanged in the RSU Exchange Offer.
You are eligible to participate in the RSU Exchange Offer only if you:
•are an employee of the Company or one of its Affiliates of the Company on the RSU Exchange Offer Commencement Date and remain an employee through the LTIP RSU Grant Date (as defined below); and
•hold at least one NTSUP RSU as of the RSU Exchange Offer Expiration Date.
2.Exchange Ratios. If you participate in the RSU Exchange Offer, the number of LTIP RSUs you receive will equal the number of NTSUP RSUs you currently hold, plus five additional LTIP RSUs (regardless of the number of NTSUP RSUs you hold) (defined below as the Additional LTIP RSUs).
3.Effect of Participation. All NTSUP RSUs that we accept pursuant to the RSU Exchange Offer will be canceled on the expiration date of this RSU Exchange Offer, currently scheduled for 11:59 P.M. Eastern Time on September 16, 2025 (as may be extended, the “RSU Exchange Offer Expiration Date”), and NTSUP RSUs elected for exchange will no longer be outstanding at the time of the RSU Exchange Offer Expiration Date. We expect to grant the LTIP RSUs effective promptly following the RSU Exchange Offer Expiration Date, with the date of grant for the LTIP RSUs referred to in this RSU Exchange Offer as the “LTIP RSU Grant Date.”
4.Terms of LTIP RSUs. We will grant the LTIP RSUs and the Additional LTIP RSUs pursuant to the terms of the LTIP on the LTIP RSU Grant Date, which we expect will be on or about September 16, 2025. In order to be granted an LTIP RSU, you must remain continuously employed by the Company or one of our Affiliates through the LTIP RSU Grant Date.

The LTIP RSUs will:
•have the same vesting schedule as the tendered NTSUP RSU (except with respect to the Additional LTIP RSUs that will vest on the next vesting date scheduled for the NTSUP RSUs which occurs after the RSU Exchange Offer Commencement Date for each holder); and
•generally have the same terms and be subject to the same conditions as provided for in the award agreement evidencing the NTSUP RSUs as provided for in the award agreement evidencing the NTSUP RSUs.
Although our Board of Directors (the “Board”) has approved this RSU Exchange Offer, neither we nor our Board make any recommendation as to whether you should elect to exchange or refrain from electing to exchange all of your NTSUP RSUs. You must make your own decision regarding whether to elect to exchange all of your NTSUP RSUs.
This RSU Exchange Offer is not conditioned upon a minimum aggregate number of NTSUP RSUs being surrendered for exchange. This RSU Exchange Offer is subject to certain conditions which we describe in Section 8 of this RSU Exchange Offer and the terms described in this RSU Exchange Offer.
Shares of our Class A common stock are listed on Nasdaq under the symbol “GLXY.” On August 18, 2025, the closing price of shares of our Class A common stock on Nasdaq was $26.79 per share. Please note that the LTIP RSUs you receive in respect of your NTSUP RSUs if you elect to participate in the RSU Exchange Offer will have an identical fair market value as your NTSUP RSUs (excluding the Additional LTIP RSUs). Nonetheless, we recommend that you obtain current market quotations for shares of our Class A common stock before deciding whether to elect to exchange your NTSUP RSUs.
IMPORTANT
If you wish to participate in this RSU Exchange Offer, you must properly complete, sign and deliver the election form so that we receive it on or before 11:59 P.M. Eastern Time, on the RSU Exchange Offer Expiration Date, which is currently scheduled for September 16, 2025, by email (by PDF or similar imaged document file) delivered to: equity-administration@galaxy.com. Election submissions that are received after this deadline will not be accepted. In order to participate in this RSU Exchange Offer and submit your election, you will be required to acknowledge your agreement to all of the terms and conditions of the RSU Exchange Offer as set forth in the RSU Exchange Offer documents.
For subsequent withdrawals and elections, please deliver the properly completed and signed election form (or Notice of Withdrawal of election form) so that we receive it before 11:59 p.m., Eastern Time, on the RSU Exchange Offer Expiration Date, which is currently scheduled for September 16, 2025, by email (by PDF or similar imaged document file) delivered to: equity-administration@galaxy.com.
You are responsible for making sure that the election form is delivered as indicated above. You must allow for sufficient time to complete, sign and deliver your election form to ensure that we receive your election form before the RSU Exchange Offer Expiration Date. We intend to confirm the receipt of your election form by email within two business days after receiving your election form. If you do not receive a confirmation, it is your responsibility to confirm that we have timely received your election form.
You do not need to return your NTSUP RSU award agreements for your NTSUP RSUs to be cancelled and exchanged in the RSU Exchange Offer because they will be automatically cancelled effective as of the RSU Exchange Offer Expiration Date if we accept your NTSUP RSUs for exchange.
You should direct questions about this RSU Exchange Offer and requests for additional copies of this RSU Exchange Offer and the other RSU Exchange Offer documents by emailing equity-administration@galaxy.com.
THIS RSU EXCHANGE OFFER DOCUMENT HAS NOT BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE OR FOREIGN SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE OR FOREIGN SECURITIES

COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS RSU EXCHANGE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM ELECTING TO EXCHANGE YOUR NTSUP RSUS PURSUANT TO THIS RSU EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU. THE COMPANY HAS NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS RSU EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED TERMS OF ELECTION. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY THE COMPANY.
NOTHING IN THIS DOCUMENT SHALL BE CONSTRUED TO GIVE ANY PERSON THE RIGHT TO REMAIN IN THE EMPLOYMENT OR SERVICE OF THE COMPANY OR TO AFFECT OUR RIGHT TO TERMINATE THE EMPLOYMENT OR SERVICE OF ANY PERSON AT ANY TIME WITH OR WITHOUT CAUSE TO THE EXTENT PERMITTED UNDER LAW. NOTHING IN THIS DOCUMENT SHOULD BE CONSIDERED A CONTRACT OR GUARANTEE OF WAGES OR COMPENSATION.
THE COMPANY RESERVES THE RIGHT TO AMEND OR TERMINATE THE LTIP AT ANY TIME, AND THE GRANT OF A LTIP RSU UNDER THE LTIP OR THIS RSU EXCHANGE OFFER DOES NOT IN ANY WAY OBLIGATE US TO GRANT ADDITIONAL NTSUP RSUS OR OFFER FURTHER OPPORTUNITIES TO PARTICIPATE IN ANY RSU EXCHANGE OFFER IN ANY FUTURE YEAR. THE GRANT OF AN LTIP RSU AND ANY FUTURE LTIP RSUS GRANTED UNDER THE LTIP OR IN RELATION TO THIS RSU EXCHANGE OFFER IS WHOLLY DISCRETIONARY IN NATURE AND IS NOT TO BE CONSIDERED PART OF ANY NORMAL OR EXPECTED COMPENSATION THAT IS OR WOULD BE SUBJECT TO SEVERANCE, RESIGNATION, REDUNDANCY, TERMINATION OR SIMILAR PAY, OTHER THAN TO THE EXTENT REQUIRED BY LOCAL LAW.

RSU EXCHANGE OFFER
i

SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS
The following are answers to some of the questions that you may have about this RSU Exchange Offer. We urge you to read carefully the following questions and answers, as well as the remainder of this RSU Exchange Offer. Where applicable, we have included section references to the remainder of this RSU Exchange Offer where you can find a more complete description of the topics in this question and answer summary. We suggest that you consult with your personal financial and tax advisors before deciding whether to participate in this RSU Exchange Offer. Please review this summary term sheet and questions and answers, and the remainder of this RSU Exchange Offer and the Terms of Election to ensure that you are making an informed decision regarding your participation in this RSU Exchange Offer.
For your ease of use, the questions have been separated into three sections:
1.Exchange Design
2.Administration and Timing
3.Other Important Questions
1.Exchange Design
A.What is the RSU Exchange Offer?
The RSU Exchange Offer is being offered by the Company to allow eligible employees of the Company or its Affiliates to exchange their outstanding NTSUP RSUs which are unvested as of the RSU Exchange Offer Commencement Date and which were granted under the NTSUP for LTIP RSUs that will be granted under the LTIP. The LTIP RSUs will be granted on the LTIP RSU Grant Date, which we expect will be on or about September 16, 2025. The LTIP RSUs will be subject to the terms and conditions as provided for in the LTIP. Each LTIP RSU will have (i) terms and conditions generally similar to the surrendered NTSUP RSUs and (ii) the same vesting schedule as the tendered NTSUP RSU. The Additional LTIP RSUs will vest on the next vesting date scheduled for the NTSUP RSUs which occurs after the RSU Exchange Offer Commencement Date for each holder. The RSU Exchange Offer is voluntary and will allow eligible employees to choose whether to keep their NTSUP RSUs or to exchange those NTSUP RSUs for LTIP RSUs.
Subject to the limitations set forth in the section of this RSU Exchange Offer entitled “Conditions of this RSU Exchange Offer” and “Extension of RSU Exchange Offer; Termination; Amendment,” respectively, we reserve the right before the RSU Exchange Offer Expiration Date, to terminate or amend this RSU Exchange Offer and to postpone our acceptance and cancellation of any NTSUP RSUs elected for exchange, if at any time on or after the date of commencement of the RSU Exchange Offer and prior to the RSU Exchange Offer Expiration Date certain events have occurred.
B.Why are we making this RSU Exchange Offer?
The purpose of the offer is to improve the effectiveness and efficiency of Galaxy’s equity compensation programs. Specifically:
•The outstanding NTSUP RSUs have introduced unnecessary volatility in Galaxy’s earnings and capital position due to their mark-to-market accounting treatment based on the trading price of Galaxy’s common shares.
•Following Galaxy’s U.S. public listing, maintaining the NTSUP as a means to offer employee incentives is no longer necessary, making the continued administration of the NTSUP and LTIP operationally burdensome and inefficient.
The exchange offer is intended to simplify active plan administration and enhance the motivational impact of employees’ equity-based compensation.

C.How many LTIP RSUs will I receive for the NTSUP RSUs that I exchange?
Each eligible participant who elects to participate in the RSU Exchange Offer will receive a number of LTIP RSUs equal to the number of NTSUP RSUs such eligible participant holds as of the RSU Exchange Offer Expiration Date. In addition, as consideration for electing to participate in the RSU Exchange Offer, each electing eligible participant will receive a grant of five additional LTIP RSUs, regardless of the number of NTSUP RSUs such participant holds (the “Additional LTIP RSUs”). The Additional LTIP RSUs will vest on the next vesting date scheduled for the NTSUP RSUs which occurs after the RSU Exchange Offer Commencement Date for each holder.
D.Who is eligible to participate in this RSU Exchange Offer?
You are eligible to participate in this RSU Exchange Offer only if (i) you are a current employee of Galaxy or any of its Affiliates as of the RSU Exchange Offer commencement date and remain an employee through the LTIP RSU Grant Date and (ii) you hold at least one NTSUP RSU on the RSU Exchange Offer Expiration Date.
E.What if I leave the Company before the LTIP RSU Grant Date?
If you are no longer employed with the Company or any of its Affiliates, whether voluntarily, involuntarily, or for any other reason, before the LTIP RSU Grant Date, you will not be able to participate in this RSU Exchange Offer.
Accordingly, if you are not an employee of the Company or any of its Affiliates on the LTIP RSU Grant Date, even if you had elected to participate in this RSU Exchange Offer and had tendered some or all of your NTSUP RSUs for exchange, your tender will automatically be deemed withdrawn. You will not participate in this RSU Exchange Offer, and your outstanding NTSUP RSUs will be treated in accordance with their current terms and conditions.
F.If I participate, what will happen to my NTSUP RSUs?
NTSUP RSUs that you elect to exchange will be cancelled on the RSU Exchange Offer Expiration Date, which is currently scheduled for September 16, 2025, unless this RSU Exchange Offer is extended.
G.If I elect to exchange some of my NTSUP RSUs, do I have to elect to exchange all of my NTSUP RSUs?
Yes. If you elect to participate in the RSU Exchange Offer, you must elect to exchange all of your NTSUP RSUs. No exchange of a portion of your NTSUP RSUs will be permitted.
H.What happens to NTSUP RSUs that I choose not to exchange or that you do not accept for exchange?
NTSUP RSUs that you choose not to exchange or that we do not accept for exchange will remain outstanding and will retain their existing terms, including vesting schedules. However, as noted directly above, if you elect to participate in the RSU Exchange Offer, you must elect to exchange all of your NTSUP RSUs. No exchange of a portion of your NTSUP RSUs will be permitted.
I.What are the conditions to this RSU Exchange Offer?
This RSU Exchange Offer is subject to the conditions described in Section 8. This RSU Exchange Offer is not conditioned upon a minimum aggregate number of NTSUP RSUs being elected for exchange. See Section 8 of the RSU Exchange Offer entitled “Conditions of this RSU Exchange Offer” below for additional information.

2.Administrative/Timing
A.How do I participate in this RSU Exchange Offer?
If you are a holder of NTSUP RSUs, you may tender your NTSUP RSUs for exchange at any time before the RSU Exchange Offer Expiration Date, which is currently scheduled for September 16, 2025 (or such later date as may apply if the RSU Exchange Offer is extended in the Company’s discretion).
To validly tender your NTSUP RSUs, you must deliver a properly completed and signed election form, and any other documents required by the election form, by email (by PDF or similar imaged document file) to equity-administration@galaxy.com.
You do not need to return your NTSUP RSU award agreements relating to any tendered NTSUP RSUs as they will be automatically cancelled effective as of the LTIP RSU Grant Date if we accept your NTSUP RSUs for exchange. We will separately provide to you the grant documents relating to your LTIP RSUs for your acceptance following the LTIP RSU Grant Date.
Your NTSUP RSUs will not be considered tendered until we receive your properly completed and signed election form. We must receive your properly completed and signed election form before 11:59 P.M. Eastern Time, on the RSU Exchange Offer Expiration Date, which is currently scheduled for September 16, 2025, by email (by PDF or similar imaged document file) delivered to: equity-administration@galaxy.com. If you miss this deadline, you will not be permitted to participate in the RSU Exchange Offer.
We will accept delivery of the signed election form only by email (by PDF or similar imaged document file). You are responsible for making sure that the election form is delivered to the email address indicated above. You must allow for sufficient time to complete and deliver your election form to ensure that we receive your election form before the RSU Exchange Offer Expiration Date.
We intend to confirm the receipt of your election form by email within four business days after receiving your election form. If you do not receive a confirmation, it is your responsibility to confirm that we have timely received your election form.
We reserve the right to reject any or all tenders of NTSUP RSUs that we determine are not in appropriate form or that we determine would be unlawful to accept. Subject to our rights to extend, terminate and amend the RSU Exchange Offer, we expect to accept all properly tendered NTSUP RSUs on the LTIP RSU Grant Date.
See Section 4 of the RSU Exchange Offer entitled “Procedures for Electing to Exchange NTSUP RSUs” below for additional information.
B.Whom can I contact if I have questions about the RSU Exchange Offer or if I need additional copies of the RSU Exchange Offer documents?
You should direct questions about this RSU Exchange Offer and requests for additional copies of this RSU Exchange Offer and the other RSU Exchange Offer documents by emailing equity-administration@galaxy.com.
C.What will happen if I do not submit my election by the deadline?
If you do not submit your election by the deadline, then you will not participate in this RSU Exchange Offer, and all NTSUP RSUs currently held by you will remain subject to their original terms and conditions.
D.During what period of time can I withdraw or change my previous elections?
You can withdraw or change your previously submitted election to exchange NTSUP RSUs at any time on or before 11:59 P.M. Eastern Time on the RSU Exchange Offer Expiration Date, which is scheduled to occur on September 16, 2025, unless extended by us in our discretion. If this RSU Exchange Offer is extended beyond September 16, 2025, you can withdraw or change your election at any time until the extended expiration of this RSU

Exchange Offer. For subsequent withdrawals and elections, please deliver the properly completed and signed election form (or Notice of Withdrawal of election form) so that we receive it before 11:59 p.m., Eastern Time, on the RSU Exchange Offer Expiration Date, which is currently scheduled for September 16, 2025, by email (by PDF or similar imaged document file) delivered to: equity-administration@galaxy.com. It is your responsibility to confirm that we have received your correct election before the deadline. In all cases, the last election submitted and received prior to the deadline will be final and irrevocable. See Section 6 of the RSU Exchange Offer entitled “Withdrawal Rights” below for additional information.
E.Can I exchange the remaining portion of an NTSUP RSU grant that has partially vested and been settled?
Yes. Any portion of a separate NTSUP RSU grant that is unvested as of the RSU Exchange Offer Commencement Date can be exchanged. If a portion of an NTSUP RSU grant, only the portion of that NTSUP RSU grant that remains unvested and outstanding will be eligible to be exchanged. The LTIP RSU will only replace the portion of NTSUP RSU grant that is cancelled upon the expiration of this RSU Exchange Offer.
F.Can I select which of my NTSUP RSUs to exchange?
No. If you elect to exchange any NTSUP RSUs, you must elect to exchange all NTSUP RSUs you currently hold.
G.When will the LTIP RSUs be granted?
We will grant the LTIP RSUs on the LTIP RSU Grant Date, which we expect to occur on or about September 16, 2025. If this RSU Exchange Offer is extended beyond the RSU Exchange Offer Expiration Date, then the LTIP RSUs will be granted on an extended RSU Exchange Offer Expiration Date. See Section 10 of the RSU Exchange Offer entitled “Source and Amount of Consideration; Terms of LTIP RSUs” below for more information.
H.When will the LTIP RSUs vest?
LTIP RSUs will be subject to the same vesting schedule as the tendered NTSUP RSU. Like the NTSUP RSUs, the vesting of the LTIP RSUs is dependent upon continued service with the Company or its Affiliates through the applicable vesting date. LTIP RSUs and the Additional LTIP RSUs are subject to the terms and conditions as provided for in the LTIP and may be forfeited if not vested at the time of a termination of service.
I.What will be the terms and conditions of my LTIP RSUs?
LTIP RSUs will have terms and conditions set forth in the LTIP and will be subject to an applicable form of LTIP RSU award agreement. The LTIP RSUs will otherwise have terms and conditions generally similar to the surrendered NTSUP RSUs.
You are encouraged to consult the LTIP for complete information about the terms of the LTIP RSUs, which are available upon request by emailing equity-administration@galaxy.com.
J.What if my employment or service with the Company is terminated after the LTIP RSUs are granted?
If your service with the Company or its Affiliates terminates for any reason after the LTIP RSUs have been granted, you will forfeit any LTIP RSUs that are unvested at the date of your termination, subject to any provisions providing for accelerated vesting in the LTIP or the applicable LTIP RSU award agreement.
K.What happens if the Company is subject to a change in control after the LTIP RSUs are granted?
Although we are not currently contemplating a merger or similar transaction that could result in a change in control of our Company, we are reserving the right to take any actions that we deem necessary or appropriate to complete a transaction that our Board believes is in the best interest of our Company and our stockholders. It is possible that, after the grant of LTIP RSUs, we might effect or enter into an agreement, such as a merger or other similar transaction, in which the current share ownership of our Company will change such that a new group of stockholders has the number of votes necessary to control stockholder voting decisions.
To obtain detailed change in control provisions governing the LTIP RSUs that will be granted to you if you participate in the RSU Exchange Offer, you can refer to the LTIP and the prospectus for the LTIP, each of which is available on the Fidelity NetBenefits. Your LTIP RSU award agreement and certain other agreements between you and the Company may also contain provisions that affect the treatment of your LTIP RSUs in the event of a change in control.
L.What happens if the Company is subject to a change in control before the LTIP RSUs are granted?
Although we are not currently contemplating a merger or similar transaction that could result in a change in control of our Company, we reserve the right to take any actions that we deem necessary or appropriate to complete a transaction that our Board believes is in the best interest of our Company and our stockholders. This could include terminating this RSU Exchange Offer and/or your right to receive LTIP RSUs under this RSU Exchange Offer.
M.Are there other circumstances where I would not be granted LTIP RSUs?
Yes. Even if we accept your tendered NTSUP RSUs, we will not grant LTIP RSUs to you if we are prohibited by applicable law or regulations from doing so, or until all necessary government approvals have been obtained. We will use reasonable efforts to avoid a prohibition, but if prohibited by applicable law or regulation on the RSU Exchange Offer Expiration Date, you will not be granted LTIP RSUs, if at all, until all necessary government approvals have been obtained. In addition, we will not grant LTIP RSUs to you if you are not an employee of us or one of our Affiliates on the LTIP RSU Grant Date. See Section 17 of the RSU Exchange Offer entitled “Agreements; Legal Matters; Regulatory Approvals” below for additional information.
3.Other Important Questions
A.What are the U.S. federal tax consequences of my participation in this RSU Exchange Offer?
The following is a summary of the material U.S. federal income tax consequences of the exchange of NTSUP RSUs for LTIP RSUs pursuant to the RSU Exchange Offer for NTSUP RSU holders subject to U.S. federal income tax. This discussion is based on the United States Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, treasury regulations promulgated thereunder, and administrative and judicial interpretations as of the date of this RSU Exchange Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, including the application of the alternative minimum tax and the Medicare tax on net investment income, nor is it intended to be applicable in all respects to all categories of NTSUP RSU holders. If you are subject to the tax laws of another country (even if you are also a citizen or a resident of the United States), or if you change your residence or citizenship after the LTIP RSUs are granted to you, you should be aware that there might be other tax and social security consequences that may apply to you.
We strongly recommend that you consult your tax advisor with respect to the federal, state, local, non-U.S. and any other tax consequences of your participation in this RSU Exchange Offer, as the tax consequences to you are dependent on your specific individual tax situation.
If you accept this RSU Exchange Offer and are subject to taxation in the United States, under current law, you generally will not recognize income for U.S. federal income tax purposes either at the time your exchanged NTSUP RSUs are cancelled or when the LTIP RSUs are granted. The exchange is not expected to be a taxable exchange for U.S. federal income tax purposes. However, upon vesting and settlement of LTIP RSUs in shares of our Class A common stock, you generally will recognize ordinary income equal to the fair market value of the shares received, plus the amount of any wage taxes the Company remits on your behalf in connection therewith. Subject to certain limitations, you may also recognize capital gain or loss upon the subsequent sale of the shares, depending on the sale price relative to the amount previously included in income at vesting.

If you are subject to the tax laws of a country other than the United States, even if you are a citizen or resident of the United States, you should be aware that there may be other tax consequences that may apply to you. Tax consequences may vary depending on each individual’s circumstances. You should review these disclosures carefully before deciding whether or not to participate in this RSU Exchange Offer.
If you are considering participating in this RSU Exchange Offer, you should consult your own financial, legal and/or tax advisors concerning the federal, state and local tax consequences in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction applicable to you.
See Section 18 of the RSU Exchange Offer entitled “Material U.S. Federal Income Tax Consequences” below for additional information.
B.How should I decide whether or not to participate?
The decision to participate in the RSU Exchange Offer is a personal one and should be based on your individual circumstances, including your expectations about the future performance of our business, our stock price and your preferences regarding how your awards are settled.
Under this RSU Exchange Offer, you may exchange your outstanding cash-settled NTSUP RSUs for an equal number of stock-settled LTIP RSUs, plus the Additional LTIP RSUs. Except for with respect to the Additional LTIP RSUs, the exchange will not change the total number of RSUs you hold or the vesting schedule or other material terms of the awards.
Both the NTSUP RSUs and the LTIP RSUs fluctuate in value based on the price of our Class A common stock. The key difference is that NTSUP RSUs are settled in cash, while LTIP RSUs are settled in shares. Accordingly, participating in the exchange will shift the form of settlement from cash to stock, which may affect the timing and method by which you realize value from your RSUs — particularly in terms of taxation, liquidity preferences, or long-term equity participation.
THERE IS NO GUARANTEE OF THE FUTURE PERFORMANCE OF OUR STOCK OR THE VALUE OF RSUs ON THE RSU EXCHANGE OFFER EXPIRATION DATE OR THEREAFTER. Please review the terms of the RSU Exchange Offer carefully and consider your personal financial situation.
C.What do the executive officers and the members of our Board think of this RSU Exchange Offer? Who can I contact to help me decide whether or not I should exchange my NTSUP RSUs?
Although our Board has approved this RSU Exchange Offer, neither our executive officers nor the members of our Board make any recommendation as to whether you should elect to exchange or refrain from exchanging your NTSUP RSUs. Please contact your personal financial and tax advisors to assist you in determining if you should exchange your NTSUP RSUs.
D.To whom should I ask questions regarding this RSU Exchange Offer?
If you have questions regarding the RSU Exchange Offer or have requests for assistance (including requests for additional copies of this RSU Exchange Offer document or other documents relating to the RSU Exchange Offer), please email equity-administration@galaxy.com.
THE COMPANY MAKES NO RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE IN THE RSU EXCHANGE OFFER. YOU MUST MAKE YOUR OWN DECISION WHETHER TO PARTICIPATE. WE ENCOURAGE YOU TO SPEAK WITH YOUR FINANCIAL, LEGAL AND/OR TAX ADVISORS, AS NECESSARY, BEFORE DECIDING WHETHER TO PARTICIPATE IN THE RSU EXCHANGE OFFER.

RISK FACTORS
Participation in this RSU Exchange Offer involves a number of potential risks and uncertainties, including those described below and the risk factors set forth under the heading entitled “Risk Factors” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, filed with the SEC on August 5, 2025 (the “Q2 Quarterly Report”), and our other filings with the SEC, which highlight the material risks related to the Company which may impact your decision of participating in this RSU Exchange Offer. You should carefully consider these risks and we encourage you to speak with your financial, legal and/or tax advisors before deciding whether to participate in this RSU Exchange Offer. In addition, we strongly urge you to read the sections in this RSU Exchange Offer discussing the tax consequences of participating in this RSU Exchange Offer, as well as the rest of this RSU Exchange Offer for a more in-depth discussion of the risks that may apply to you.
In addition, this RSU Exchange Offer and our SEC reports referred to above include forward-looking statements concerning our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business, operations and financial performance and condition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that are in some cases beyond our control and may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section titled “Risk Factors” included in our Q2 Quarterly Report and our other filings with the SEC. Furthermore, such forward-looking statements speak only as of the date of this report. We undertake no obligation to publicly update or revise any forward-looking statements contained herein for any reason after the date of this report to conform these statements to new information, actual results or changes in our expectations, except as required by applicable law.
The safe harbor provided in the Private Securities Litigation Reform Act of 1995, by its terms, does not apply to statements made in connection with this RSU Exchange Offer.
Risks Related to Our Business and Shares of Class A common stock
You should carefully review the risk factors contained in our Q2 Quarterly Report and our other filings with the SEC and also the other information provided in this RSU Exchange Offer and the other materials that we have filed with the SEC, before making a decision on whether or not to tender your NTSUP RSUs.
Risks Related to Tax Effects
If you are a U.S. taxpayer, you and the Company may be subject to certain U.S. federal income tax obligations when your LTIP RSUs vest and when you sell the shares delivered upon settlement of such LTIP RSUs.
If you participate in the RSU Exchange Offer, you generally will not recognize income for U.S. federal income tax purposes at the time of the exchange — regardless of whether you choose to retain your NTSUP RSUs or exchange them for LTIP RSUs. The exchange is not expected to be a taxable event for U.S. federal income tax purposes.
However, upon vesting and settlement of LTIP RSUs in shares of our Class A common stock, you generally will recognize ordinary income equal to the fair market value of the shares received, plus the amount of any wage taxes the Company remits on your behalf in connection therewith. Subject to certain limitations, you may also recognize capital gain or loss upon the subsequent sale of the shares, depending on the sale price relative to the amount previously included in income at vesting.

Please see “Material U.S. Federal Income Tax Consequences” for additional information regarding the general U.S. federal income tax consequences of RSUs. You should consult your personal tax advisor for guidance specific to your situation.
Please note that, depending on where you live, state and local income taxes may also apply to you, and Galaxy may have tax withholding obligations with respect to such taxes. You should consult your own tax advisor to discuss these consequences to you in your particular circumstances.
If you are a tax resident of multiple countries, there may be tax and/or social security consequences of more than one country that apply to you.
If you are subject to the tax laws in more than one jurisdiction, you should be aware that there might be tax and/or social security consequences of more than one country that may apply to you. You should consult your own tax advisor to discuss these consequences to you in your particular circumstances.
THIS RSU EXCHANGE OFFER
1.Eligibility; RSU Exchange Offer Expiration Date.
Upon the terms and subject to the conditions of this RSU Exchange Offer, we are offering eligible employees the opportunity to exchange cash-settled restricted share units in respect of the Company’s Class A common stock (“RSUs”) under the Amended and Restated Galaxy Digital Inc. Non-Treasury Share Unit Plan (the “NTSUP,” and such RSUs, the “NTSUP RSUs”) for share-settled RSUs under the Amended and Restated Galaxy Digital Inc. Long Term Incentive Plan (the “LTIP,” and such RSUs, “LTIP RSUs”). We will grant the LTIP RSUs effective promptly following the RSU Exchange Offer Expiration Date (the “LTIP RSU Grant Date”).
Only NTSUP RSUs may be exchanged in the RSU Exchange Offer. For these purposes, “NTSUP RSUs” are those RSUs that:
•are cash-settled RSUs granted under the NTSUP; and
•are held by current employees of the Company and its Affiliates as of the LTIP RSU Grant Date (each as defined below).
RSUs granted under any equity incentive plan other than the NTSUP or held by an individual who is not a current employee of the Company or its Affiliates as of the LTIP RSU Grant Date are not eligible to be exchanged in the RSU Exchange Offer.
If you elect to exchange NTSUP RSUs, you will not be eligible to receive LTIP RSUs unless you continue to be employed by the Company or any of its Affiliates through the LTIP RSU Grant Date.
ACCORDINGLY, IF YOU ARE NOT AN EMPLOYEE OF THE COMPANY OR ANY OF ITS AFFILIATES ON THE LTIP RSU GRANT DATE, EVEN IF YOU HAD ELECTED TO PARTICIPATE IN THIS RSU EXCHANGE OFFER AND HAD TENDERED SOME OR ALL OF YOUR NTSUP RSUS FOR EXCHANGE, YOUR TENDER WILL AUTOMATICALLY BE DEEMED WITHDRAWN AND YOU WILL NOT PARTICIPATE IN THIS RSU EXCHANGE OFFER, AND YOUR OUTSTANDING NTSUP RSUS WILL BE TREATED IN ACCORDANCE WITH THEIR CURRENT TERMS AND CONDITIONS. YOU WILL NOT RECEIVE THE ADDITIONAL LTIP RSUS.
No partial exchanges of NTSUP RSUs will be permitted. If you properly tender your NTSUP RSUs and such tendered NTSUP RSUs are accepted for exchange, the tendered NTSUP RSUs will be cancelled and, subject to the terms of this RSU Exchange Offer, you will be entitled to receive a number of LTIP RSUs equal to the number of tendered NTSUP RSUs, plus five additional LTIP RSUs (regardless of the number of NTSUP RSUs that were tendered).

The LTIP RSUs will be granted under the LTIP. The LTIP RSUs will have the terms and be subject to the conditions as provided for in the LTIP and the award agreement evidencing the LTIP RSU. The LTIP RSUs will have the same vesting schedule as the tendered NTSUP RSU.
The term “RSU Exchange Offer Expiration Date” means 11:59 P.M. Eastern Time on September 16, 2025, unless and until we, in our discretion, extend the period of time during which this RSU Exchange Offer will remain open, in which event the term “RSU Exchange Offer Expiration Date” refers to the latest time and date at which this RSU Exchange Offer, as so extended, expires. See Section 20 of this RSU Exchange Offer entitled “Extension of RSU Exchange Offer; Termination; Amendment” for a description of our rights to extend, delay, terminate and amend this RSU Exchange Offer.
For purposes of this RSU Exchange Offer, a “business day” means any day other than a Saturday, a Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time of each such day.
2.Purpose of this RSU Exchange Offer.
The purpose of the offer is to improve the effectiveness and efficiency of Galaxy’s equity compensation programs. Specifically:
•The outstanding NTSUP RSUs have introduced unnecessary volatility in Galaxy’s earnings and capital position due to their mark-to-market accounting treatment based on the trading price of Galaxy’s common shares.
•Following Galaxy’s U.S. public listing, maintaining the NTSUP as a means to offer employee incentives is no longer necessary, making the continued administration of the NTSUP and LTIP operationally burdensome and inefficient.
The exchange offer is intended to simplify plan administration and enhance the motivational impact of employees’ equity-based compensation.
3.Risks of Participation in the RSU Exchange Offer
We may engage in transactions in the future that could significantly change our structure, ownership, organization or management or the make-up of our Board and that could significantly affect the price of our Class A common stock. Although we are not currently contemplating a merger or similar transaction that could result in a change in control of our Company, we are reserving the right, in the event of a merger or similar transaction, to take any actions we deem necessary or appropriate to complete a transaction that our Board believes is in the best interest of our Company and our stockholders. This could include terminating your right to receive LTIP RSUs under this RSU Exchange Offer. If we were to terminate your right to receive LTIP RSUs under this RSU Exchange Offer in connection with such a transaction, your NTSUP RSUs will remain outstanding pursuant to their original terms.
Subject to the foregoing, and except as otherwise disclosed in this RSU Exchange Offer or in our filings with the SEC that are incorporated by reference, as of the date hereof, we have no plans, proposals or negotiations (although we often consider such matters in the ordinary course of our business and intend to continue to do so in the future) that relate to or would result in:
(a)any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or our subsidiaries;
(b)any purchase, sale or transfer of a material amount of our assets or the assets of our subsidiaries;
(c)any material change in our present dividend rate or policy, or our indebtedness or capitalization;

(d)any change in our present Board or senior management, including a change in the number or the term of directors, fill any existing Board vacancies, or any change in an executive officer’s material terms of employment;
(e)any other material change in our corporate structure or business;
(f)shares of our Class A common stock not being authorized (or Galaxy Class A common stock after they have been so authorized) for quotation in an automated quotation system operated by a national securities association;
(g)shares of our Class A common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
(h)the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;
(i)the acquisition by any person of any material amount of our securities or the disposition of any material amount of our securities; or
(j)any change in our certificate of incorporation or bylaws, or any actions which could impede the acquisition of control of us by any person.
NEITHER WE NOR OUR BOARD MAKES ANY RECOMMENDATION AS TO WHETHER YOU SHOULD ELECT TO PARTICIPATE IN THE RSU EXCHANGE OFFER, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU ARE URGED TO EVALUATE CAREFULLY ALL OF THE INFORMATION PROVIDED IN CONNECTION WITH THIS RSU EXCHANGE OFFER. YOU MUST MAKE YOUR OWN DECISION WHETHER TO ELECT TO EXCHANGE YOUR NTSUP RSUS FOR LTIP RSUS.
4.Procedures for Electing to Exchange NTSUP RSUs
To validly tender your NTSUP RSUs, you must deliver a properly completed and signed election form, and any other documents required by the election form, by email (by PDF or similar imaged document file) to equity-administration@galaxy.com on or before 11:59 P.M. Eastern Time, on the RSU Exchange Offer Expiration Date, which is currently scheduled for September 16, 2025.
For subsequent withdrawals and elections, please deliver the properly completed and signed election form (or Notice of Withdrawal of election form) so that we receive it before 11:59 P.M. Eastern Time, on the RSU Exchange Offer Expiration Date, which is currently scheduled for September 16, 2025, by email (by PDF or similar imaged document file) delivered to: equity-administration@galaxy.com.
You are responsible for ensuring that the election form (or Notice of Withdrawal, as applicable) is delivered as indicated above. We will accept delivery of the signed election form only by email (by PDF or similar imaged document file). You must allow for sufficient time to complete and deliver your election form to ensure that we receive your election form before the RSU Exchange Offer Expiration Date.
We intend to confirm the receipt of your election form by email within two business days after receiving your election form. If you do not receive a confirmation, it is your responsibility to confirm that we have timely received your election form.
You do not need to return your NTSUP RSU award agreements for your NTSUP RSUs to be cancelled and exchanged in the RSU Exchange Offer because they will be automatically cancelled effective as of the RSU Exchange Offer Expiration Date if we accept your NTSUP RSUs for exchange.
Except as described in the following sentence, the election form must be signed by you as the holder of the NTSUP RSUs to be tendered using the same name for such holder as appears on the NTSUP RSU award agreement. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the election form.
Your NTSUP RSUs will not be considered tendered until we receive your properly completed and signed election form. We must receive your properly completed and signed election form before 11:59 P.M. Eastern Time, on the RSU Exchange Offer Expiration Date, which is currently scheduled for September 16, 2025. If you miss this deadline, then you will not participate in this RSU Exchange Offer, and all NTSUP RSUs currently held by you will remain outstanding with their original terms.
Only elections that are complete and actually received by the Company on or before 11:59 P.M. Eastern Time on the RSU Exchange Offer Expiration Date will be accepted. Elections may be submitted only via the process described above. Elections submitted by any other means, including facsimile, hand delivery, interoffice, United States mail (or other post) and Federal Express (or similar delivery service), are not permitted and will not be accepted.
Subject to our rights to extend, terminate and amend this RSU Exchange Offer, we currently expect that we will accept promptly after 11:59 P.M. Eastern Time on the RSU Exchange Offer Expiration Date all properly elected NTSUP RSUs that have not been validly withdrawn. We will determine, in our sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any NTSUP RSU grants. We reserve the right to reject any election or any NTSUP RSU elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept or not timely made. Neither we nor any other person is obligated to give notice of any defects or irregularities in any election, nor will anyone incur any liability for failure to give any notice. No surrender of NTSUP RSUs will be deemed to have been properly made until all defects or irregularities have been cured by the tendering holder of the NTSUP RSUs or waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. Subject to Rule 13e-4 under the Exchange Act we also reserve the right to waive any of the conditions of the RSU Exchange Offer or any defect or irregularity in any surrender with respect to any particular NTSUP RSUs or any particular eligible employee.
5.Our Acceptance Constitutes an Agreement.
Your election to exchange NTSUP RSUs through the procedures described above constitutes your acceptance of the terms and conditions of this RSU Exchange Offer, and will be controlling, absolute and final, subject to your withdrawal rights under the RSU Exchange Offer as described in Section 6 of this RSU Exchange Offer entitled “Withdrawal Rights” and our acceptance of your tendered NTSUP RSUs in accordance with the RSU Exchange Offer as described in Section 7 of the RSU Exchange Offer entitled “Acceptance of NTSUP RSUs for Exchange; Grant of LTIP RSUs.” Our acceptance of your NTSUP RSUs for exchange will constitute a binding agreement between the Company and you upon the terms and subject to the conditions of this RSU Exchange Offer.
6.Withdrawal Rights.
You may change an election you previously made with respect to your NTSUP RSUs, including an election to withdraw your NTSUP RSUs from the RSU Exchange Offer, only in accordance with the provisions of this Section 6.
You may change an election you previously made with respect to your NTSUP RSUs at any time on or before 11:59 P.M. Eastern Time on the RSU Exchange Offer Expiration Date, currently scheduled for September 16, 2025. If the RSU Exchange Offer Expiration Date is extended by us, you can withdraw your elected NTSUP RSUs at any time until 11:59 P.M. Eastern Time on the RSU Exchange Offer Expiration Date (as may be extended). In addition, although we intend to accept all validly tendered NTSUP RSUs promptly after the expiration of the RSU Exchange Offer, due to certain requirements under U.S. securities laws, if we have not accepted your LTIP RSUs by 11:59 p.m., Eastern Time, on October 15, 2025 (which is the 40th U.S. business day following the commencement of the RSU Exchange Offer), you may withdraw your NTSUP RSUs at any time thereafter but prior to our acceptance.

To change an election you previously made with respect to your NTSUP RSUs, you must deliver a valid new election form indicating whether or not you wish to participate in the RSU Exchange Offer by completing the election process outlined below on or before 11:59 P.M. Eastern Time on the RSU Exchange Offer Expiration Date, currently scheduled for September 16, 2025. The election form must be delivered by email (by PDF or similar imaged document file) to equity-administration@galaxy.com.
To withdraw tendered NTSUP RSUs, you must deliver to us a properly completed and signed Notice of Withdrawal of election form, a form of which is filed as Exhibit (a)(1)(C) (a “Notice of Withdrawal”) to the RSU Exchange Offer Statement on Schedule TO filed by the Company with the SEC on August 19, 2025, with the required information prior to the RSU Exchange Offer Expiration Date. The Notice of Withdrawal must be delivered by email (by PDF or similar imaged document file) to equity-administration@galaxy.com.
It is your responsibility to confirm that we received your new election indicating the withdrawal of your elected NTSUP RSUs on or before 11:59 P.M. Eastern Time on the RSU Exchange Offer Expiration Date. If you elect to withdraw NTSUP RSUs, you must withdraw all of your NTSUP RSUs.
You cannot rescind any withdrawal, and your NTSUP RSUs will thereafter be deemed not properly elected for exchange for purposes of this RSU Exchange Offer unless you properly re-elect to exchange all of your NTSUP RSUs on or before 11:59 P.M. Eastern Time on the RSU Exchange Offer Expiration Date by following the procedures described in Section 4 of the RSU Exchange Offer entitled “Procedures for Electing to Exchange NTSUP RSUs.”
Neither the Company nor any other person is obligated to give notice of any defects or irregularities in any election withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices or elections of withdrawal. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding.
7.Acceptance of NTSUP RSUs for Exchange; Grant of LTIP RSUs.
Upon the terms and subject to the conditions of this RSU Exchange Offer listed in Section 8 of the RSU Exchange Offer entitled “Conditions of this RSU Exchange Offer” below, and promptly following the expiration of this RSU Exchange Offer, we will accept for exchange and cancel NTSUP RSUs properly elected for exchange and not validly withdrawn on or before 11:59 P.M. Eastern Time on the RSU Exchange Offer Expiration Date. Once your NTSUP RSUs have been accepted for exchange, you will receive a confirmation notice promptly following the expiration of this RSU Exchange Offer confirming that your NTSUP RSUs have been accepted for exchange and cancelled.
If your NTSUP RSUs are properly elected for exchange and accepted by us, we will cancel your NTSUP RSUs on the RSU Exchange Offer Expiration Date, and you will also be granted LTIP RSUs on the LTIP RSU Grant Date, which is expected to occur on September 16, 2025.
If you are no longer providing services to the Company or its Affiliates, whether voluntarily, involuntarily, or for any other reason before the RSU Exchange Offer Expiration Date, you will not be able to participate in this RSU Exchange Offer.
ACCORDINGLY, IF YOU ARE NOT AN EMPLOYEE OF THE COMPANY OR ANY OF ITS AFFILIATES AS DESCRIBED ABOVE ON THE LTIP RSU GRANT DATE, EVEN IF YOU HAD ELECTED TO PARTICIPATE IN THIS RSU EXCHANGE OFFER AND HAD TENDERED SOME OR ALL OF YOUR NTSUP RSUS FOR EXCHANGE, YOUR TENDER WILL AUTOMATICALLY BE DEEMED WITHDRAWN AND YOU WILL NOT PARTICIPATE IN THIS RSU EXCHANGE OFFER, AND YOU WILL RETAIN YOUR OUTSTANDING NTSUP RSUS IN ACCORDANCE WITH THEIR CURRENT TERMS AND CONDITIONS.
For purposes of this RSU Exchange Offer, we will be deemed to have accepted for exchange NTSUP RSUs that are validly elected for exchange and not properly withdrawn, when we give written notice to the NTSUP RSU holders of our acceptance for exchange of such NTSUP RSUs; such notice may be given by press release, email or letter. Subject to our rights to extend, terminate and amend this RSU Exchange Offer, we expect that you will receive the award agreement evidencing your LTIP RSU as promptly as practicable after the LTIP RSU Grant Date.
8.Conditions of this RSU Exchange Offer.
Notwithstanding any other provision of this RSU Exchange Offer, we will not be required to accept any NTSUP RSUs elected for exchange, and we may terminate or amend this RSU Exchange Offer, or postpone our acceptance and cancellation of any NTSUP RSUs elected for exchange, in each case subject to certain limitations, if at any time on or after the date of commencement of the RSU Exchange Offer and prior to the RSU Exchange Offer Expiration Date any of the following events has occurred, or in our reasonable judgment, has been determined by us to have occurred, regardless of the circumstances giving rise thereto, other than acts or omissions to act by us:
(a)there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this RSU Exchange Offer, the acquisition of some or all of the NTSUP RSUs elected for exchange pursuant to this RSU Exchange Offer or the issuance of LTIP RSUs;
(b)there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this RSU Exchange Offer or us, by any court or any authority, agency or tribunal that would or might directly or indirectly:
(i)make the acceptance for exchange of, or issuance of LTIP RSUs for, some or all of the NTSUP RSUs elected for exchange illegal or otherwise restrict or prohibit consummation of this RSU Exchange Offer;
(ii)delay or restrict our ability, or render us unable, to accept for exchange or grant LTIP RSUs for some or all of the NTSUP RSUs elected for exchange; or
(iii)materially and adversely affect the business, condition (financial or other), income, operations or prospects of the Company;
(c)there shall have occurred:
(i)any general suspension of trading in securities on any national securities exchange or in the over-the-counter market in the United States;
(ii)the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;
(iii)in the case of any of the foregoing existing at the time of the commencement of this RSU Exchange Offer, a material acceleration or worsening thereof;
(d)a tender or exchange RSU Exchange Offer with respect to some or all of our Class A common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:
(i)any person, entity or group within the meaning of Section 13(d)(3) of the Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of our outstanding shares of Class A common stock, or any new group shall have been formed that beneficially owns more than 5% of our outstanding shares of Class A common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the date of commencement of the RSU Exchange Offer;

(ii)any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before the date of commencement of the RSU Exchange Offer shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our Class A common stock; or
(iii)any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of the assets or securities of us;
(e)any of the situations described above existed at the time of commencement of this RSU Exchange Offer and that situation, in our reasonable judgment, deteriorates materially after commencement of this RSU Exchange Offer; or
(f)any change or changes shall have occurred in the business, condition (financial or other), assets, income, operations, prospects or share ownership of the Company that, in our reasonable judgment, is or may have a material adverse effect on the Company.
The conditions to this RSU Exchange Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the RSU Exchange Offer Expiration Date, other than acts or omissions by us. We may waive them, in whole or in part, at any time and from time to time prior to the RSU Exchange Offer Expiration Date, in our reasonable discretion, whether or not we waive any other condition to this RSU Exchange Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Subject to any order or decision by a court or arbitrator of competent jurisdiction, any determination we make concerning the events described in this Section 8 will be final and binding upon all persons.
9.Market Price Shares of Class A Common Stock Underlying the NTSUP RSUs.
Shares of our Class A common stock are listed on Nasdaq under the symbol “GLXY.” Our Class A common stock commenced trading on Nasdaq on May 16, 2025. As of August 18, 2025, the last reported sale price of shares of our Class A common stock on Nasdaq was $26.79 per share.
WE RECOMMEND THAT YOU OBTAIN CURRENT MARKET QUOTATIONS FOR SHARES OF OUR CLASS A COMMON STOCK BEFORE DECIDING WHETHER TO ELECT TO EXCHANGE YOUR NTSUP RSUs. THE PRICE OF SHARES OF OUR CLASS A COMMON STOCK HAS BEEN, AND IN THE FUTURE MAY BE, VOLATILE AND COULD DECLINE. THE TRADING PRICE OF SHARES OF OUR CLASS A COMMON STOCK HAS FLUCTUATED IN THE PAST AND IS EXPECTED TO CONTINUE TO DO SO IN THE FUTURE AS A RESULT OF A NUMBER OF FACTORS, MANY OF WHICH ARE OUTSIDE OUR CONTROL.
10.Source and Amount of Consideration; Terms of LTIP RSUs.
A.Consideration
Subject to applicable law and regulations, we will grant LTIP RSUs in exchange for NTSUP RSUs properly elected to be exchanged by you and accepted by us for exchange on a one-for-one basis. In addition, in consideration for participating in the RSU Exchange Offer, we will grant each participant in the RSU Exchange Offer an additional five LTIP RSUs, regardless of the number of NTSUP RSUs such participant holds at the time of the exchange.
B.Terms of LTIP RSUs
The terms and conditions of your existing NTSUP RSUs are set forth in the NTSUP and the award agreements evidencing the NTSUP RSUs. The LTIP RSUs will have the terms and be subject to the conditions as provided for in the LTIP and a new LTIP RSU award agreement.

The description of the LTIP set forth herein is only a summary of some of the material provisions of the LTIP, but is not complete. These descriptions are subject to, and qualified in their entirety by reference to, the actual provisions of the LTIP. Information regarding our equity incentive plans may be found in our Registration Statement on Form S-8 (the “Form S-8”) filed with the SEC on May 13, 2025 and the related prospectuses prepared by us in connection with the LTIP. Copies of the equity incentive plans and prospectuses are available upon request by emailing equity-administration@galaxy.com. Copies will be provided promptly at our expense.
C.Vesting of LTIP RSUs
The LTIP RSUs will be subject to the same vesting schedule as the tendered NTSUP RSU.
Vesting of LTIP RSUs are dependent upon continued service with the Company or any of its Affiliates. LTIP RSUs are subject to the terms and conditions as provided for in the LTIP and will be forfeited if not vested at time of termination of employment or service for any reason, as applicable.
SUBJECT TO APPLICABLE LAW, NOTHING IN THIS DOCUMENT SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF THE COMPANY OR ANY OF ITS AFFILIATES. THE TERMS OF YOUR EMPLOYMENT OR SERVICE WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY OR SERVICE UNTIL THE LTIP RSU GRANT DATE OR AFTER THAT DATE.
IF YOU EXCHANGE NTSUP RSUS FOR LTIP RSUS AND YOU CEASE TO BE AN EMPLOYEE OF THE COMPANY OR ANY OF ITS AFFILIATES BEFORE THE LTIP RSUS ARE FULLY VESTED, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR LTIP RSUs.
D.Registration of LTIP RSUs
All shares of Class A common stock issuable upon settlement of the LTIP RSUs have been registered under the Securities Act of 1933, as amended (the “Securities Act”), on one or more registration statements on the Form S-8. Unless you are considered an “affiliate” of the Company (as defined under the Exchange Act), you will be able to sell your shares of Class A common stock tendered to you upon the vesting of an LTIP RSU free of any transfer restrictions under SEC Rule 144 promulgated under the Securities Act.
E.U.S. Federal Income Tax Consequences of RSUs
You should refer to Section 18 of the RSU Exchange Offer entitled “Material U.S. Federal Income Tax Consequences” for a discussion of material U.S. federal income tax consequences of the LTIP RSUs, as well as the consequences of accepting or rejecting this RSU Exchange Offer.
11.Terms of Applicable Equity Award Plans
A.Non-Treasury Share Plan
The NTSUP provides that the Board may designate a committee from time to time, in its discretion, to grant to directors, managers or an individual employed by us or any Affiliate, including a service provider, a right, to receive the market value of one share of Class A common stock of the Company that generally becomes vested, subject to the attainment of certain performance conditions or a right to receive the market value of one share of Class A common stock that generally becomes vested, following a period of continuous employment with us or any Affiliate. The purpose of the plan is to provide an equity-like grant to employees who are otherwise not currently eligible under applicable law to receive shares of Class A common stock or awards settled in shares of Class A common stock. This provides us with the means to ensure that more employees can be compensated in a way that is connected to our overall success.
IMPORTANT NOTE. THE STATEMENTS IN THIS RSU EXCHANGE OFFER CONCERNING THE NTSUP AND THE NTSUP RSUS ARE MERELY A SUMMARY AND DO NOT PURPORT TO BE

COMPLETE. THE STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, ALL PROVISIONS OF THE NTSUP. COPIES OF THE NTSUP ARE AVAILABLE UPON REQUEST BY EMAILING EQUITY-ADMINISTRATION@GALAXY.COM.
B.Amended and Restated Galaxy Digital Inc. Long Term Incentive Plan
The LTIP was originally adopted by the Board on May 14, 2021 and was approved by the Company’s disinterested shareholders at the Company’s annual meeting held on June 29, 2021. The LTIP was amended and restated by the Board on May 10, 2024 and approved by the Company’s disinterested shareholders at the Company’s annual meeting held on June 18, 2024 and further amended and restated by the Board on May 7, 2025, effective May 13, 2025. The LTIP was adopted to promote a further alignment of interests between officers, employees and other eligible service providers and the shareholders of the Company, to associate a portion of the compensation payable to officers, employees and other eligible service providers with the returns achieved by shareholders of the Company and to attract and retain officers, employees and other eligible service providers with the knowledge, experience and expertise required by the Company. Capitalized terms not otherwise defined have the meanings given to them in the LTIP. The following description reflects the LTIP as amended and restated.
C.Administration
The LTIP is administered by the Board.
D.Eligibility
Employees, including employees of an Affiliate of the Company, service providers of the Company or an Affiliate, and non-employee directors of the Company and managers of the general partner of Galaxy Digital Holdings LP (“GDHL”) are eligible to participate in the LTIP (the “Eligible Persons”).
In accordance with the terms of the LTIP, the Company, under the authority of the Board may approve those Eligible Persons who are entitled to receive options to purchase shares (“Options”), stock appreciation rights (“SARs”), RSUs, performance share units (“PSUs”), deferred share units and restricted stock and any other award as may be permitted under the LTIP, in each case in respect of shares of our Class A common stock (collectively “Grants”). An Eligible Person to whom a Grant is made and which Grant or a portion thereof remains outstanding is a “Participant” in the LTIP.
E.Class A Common Stock Reserved for Issuance Under the LTIP
The maximum number of shares Class A common stock which may be reserved, set aside and made available for issuance under the LTIP together with all other security based compensation arrangements of the Company is equal to 48,290,478 shares of Class A common stock. Notwithstanding the foregoing, subject to applicable Stock Exchange Rules, the following will not reduce the number of shares of our Class A common stock reserved for issuance under the LTIP: (a) a Grant made in assumption of, or in substitution for, an outstanding award previously granted by a company or other business acquired by the Company or with which the Company combines (a “Substitute Grant”), including for greater certainty, security based compensation assumed in the context of an acquisition pursuant to subsection 611(f) of the TSX Company Manual or any similar Stock Exchange Rule and (b) inducement arrangements pursuant to subsection 613(c) of the TSX Company Manual or any similar Stock Exchange Rule.
As of August 15, 2025, the Company has 174,805,535 total outstanding shares of Class A common stock and 46,653,178 shares available for issuance under the LTIP.
F.Transferability of Grants under the LTIP
Unless otherwise provided in the LTIP or in the applicable agreement between the Company and a Participant evidencing a Grant and setting out the terms under which such Grant is made, together with such schedules, amendments, deletions or changes thereto as are permitted under the LTIP (a “Grant Agreement”), no Grant, and no rights or interests therein, will or may be assigned, transferred, sold, exchanged, encumbered, pledged or otherwise hypothecated or disposed of by a Participant other than by testamentary disposition by the Participant or the laws of intestate succession. No such interest will be subject to execution, attachment or similar legal process including without limitation seizure for the payment of the Participant’s debts, judgments, alimony or separate maintenance.
G.Amendments to the LTIP
The LTIP and any Grant made pursuant to the LTIP may be amended, modified or terminated by the Board without approval of shareholders, provided that no amendment to the LTIP or Grants made pursuant to the LTIP may be made without the consent of a Participant if it adversely alters or impairs the rights of the Participant in respect of any Grant previously granted to such Participant under the LTIP, except that Participant consent is not required where the amendment is required for purposes of compliance with Applicable Law. For greater certainty, the LTIP may not be amended without shareholder approval in accordance with the requirements of the Stock Exchange to do any of the following:
(a)increase in the maximum number of shares of our Class A common stock issuable pursuant to the LTIP;
(b)effect any re-pricing of previously Underwater (as defined below) Options, SARs or similar awards by (i) amending or modifying the terms of the Option or SAR to lower the Exercise Price or the Base Price (as applicable), except as set forth in Section 5 of the LTIP; (i) cancelling Underwater Options, SARs or similar awards by granting either (A) replacement Options, SARs or similar awards having a lower Exercise Price or (B) Restricted Shares, RSUs or other Share-based awards in exchange for such Underwater Option, SAR or similar award or (iii) cancelling or repurchasing Underwater Options, SARs or similar awards for cash or other securities;
(c)amend the maximum term of the Options to a date more than ten years from the Grant Date;
(d)extend the maximum term of any Grant made under the LTIP for Insiders, except pursuant to Section 9.7 or 10.11 of the LTIP;
(e)amend the assignment provisions contained in Section 7.10 of the LTIP;
(f)amend the transferability provisions contained in Section 7.11 of the LTIP;
(g)amend the limitations on the eligibility of Eligible Directors with respect to Grants as set forth in Section 3.4 and Part V of the LTIP, including, without limitation, the Annual Director Limit (as defined below); or
(h)amend or delete any of (a) through (g) or grant additional powers to the Board to amend the LTIP or entitlements without shareholder approval.
Further, shareholder approval is not required for the following amendments and the Board may make the following changes without disinterested shareholder approval, subject to any regulatory approvals including, where required, the approval of any Stock Exchange:
(a)amendments of a “housekeeping” nature;
(b)a change to the vesting provisions of any Grants; or
(c)changes to the termination provisions of any Grant that does not entail an extension beyond the original term of the Grant.
Notwithstanding anything to the contrary in the LTIP, the Board may amend the LTIP, or create sub-plans, in such manner as may be necessary to enable the LTIP to achieve its stated purposes in any jurisdiction in a tax-efficient manner and in compliance with local rules and regulations.

H.Cessation of Employment
Subject to the terms of a Participant’s written offer letter, employment agreement or contract for services with the Company or an Affiliate, if applicable, and any modifications contained in the relevant Grant Agreement, in the event a Participant experiences a termination of their employment or term of office or service with us (a “Termination”), their LTIP RSUs will be treated as follows:

Event	Provisions

Death or Disability	As of the date of Termination, all outstanding LTIP RSUs granted to such Participant will be immediately and automatically settled.

Termination for Cause
As of the date of Termination, all outstanding LTIP RSUs granted to such Participant, whether vested or non-vested, will be forfeited and be of no further force or effect whatsoever and such Participant will no longer be eligible for a grant of any award under the LTIP.

Resignation without Good Reason	As of the date of Termination, all outstanding non-vested LTIP RSUs and all outstanding vested LTIP RSUs granted to such Participant will be immediately and automatically settled.

Termination without Cause or resignation for Good Reason

As of the date of Termination, (i) all outstanding LTIP RSUs granted to such Participant will be immediately settled, as applicable, (ii) subject to the Participant’s timely execution and non-revocation of a release of claims in favor of the Company (the “Release Requirement”), the tranche of LTIP RSUs granted to that Participant that is scheduled to vest on the next vesting date will vest; provided that such next vesting date is within six months of the Participant’s Termination and be immediately and automatically settled and (iii) all non-vested LTIP RSUs granted to such Participant will be forfeited and be of no further force or effect whatsoever. The Release Requirement only applies to Grants made on or after June 18, 2024.

I.Change in Control
In the event of a change in control prior to the vesting of a grant, and subject to the terms of a participant’s service agreement and the Grant Agreement, the Board has authority to determine the effect of a change in control on the vesting of awards, provided that (except for contractual rights in existence as of the effective date of the LTIP), any acceleration of vesting or lapse of restrictions in connection with a change in control may occur only if the change in control occurs and either (i) the participant experiences a qualifying termination or (ii) the acquirer does not agree to the assumption, substitution, replacement or continuation of grants subject to the LTIP.
L.Terms of LTIP RSUs
The Board may make Grants of RSUs under the LTIP of either a right to receive a share of Class A common stock or the Market Price, as determined by the Board, that generally becomes vested, if at all, following a period of continuous Employment of the Participant and satisfaction of such other conditions to vesting, if any, as may be determined by the Board as the context requires.
The Board will determine the Grant Date of the Grant, the number of RSUs subject to such Grant, the applicable vesting conditions and the applicable Vesting Periods.

In all events, unless the Grant Agreement specifies that RSUs must be settled through the issuance of shares of Class A common stock, settlement will occur upon or as soon as reasonably practicable following vesting and, in any event, on or before the earlier of the ninetieth day following the Vesting Date and December 31 of the year in which vesting occurred. Settlement will be made by the issuance of one Share for each RSU then being settled, a cash payment equal to the Market Price on the Vesting Date of the RSUs being settled in cash or a combination of shares of our Class A common stock and cash, all as determined by the Board in its discretion.
Settlement of any RSU scheduled to settle within a blackout period is postponed until the end of such period and the Market Price for any cash settlement will be determined as of that date.
12.Information Concerning the Company.
Galaxy is a global leader in digital assets and artificial intelligence infrastructure, delivering enduring solutions that accelerate the future digital economy. We are strategically positioned to bridge traditional finance and the emerging digital economy, facilitating efficient access and adoption of digital assets by institutional clients through our Global Markets and Asset Management & Infrastructure Solutions businesses within our Digital Assets segment. We also develop, and will in the future operate, HPC data center infrastructure to meet the rising global demand for reliable power and scalable compute capacity driven by accelerated AI growth.
Galaxy was founded in 2018 by Wall Street veterans who recognized the evolving needs of both traditional financial institutions and the emerging technology-driven financial system. From the beginning, our mission was clear: to drive the responsible institutional adoption of digital assets and blockchain technology. To achieve this, we developed a suite of financial products and services tailored for institutions looking to allocate capital to the digital asset space. From derivatives instruments to venture capital funds to investment banking services, we positioned ourselves as a one-stop shop for companies seeking exposure to every corner of the digital asset ecosystem. Along the way, we built strong institutional partnerships with some of the world’s largest traditional finance firms and have been onboarded onto top-tier institutional wealth and custody platforms.
Our Digital Assets operating business segment provides new products and capabilities such as staking, margin-based financing and active exchange-traded-funds. Galaxy is a trusted partner to more than 1,400 trading counterparties and more than 1,200 asset management clients, with approximately $9.0 billion in assets across our platform as of June 30, 2025. As of the same period, we have made more than 300 venture portfolio investments into leading digital asset companies and networks that are innovating at the intersection of capital markets and finance. Our institutional-grade products, strong risk management, and leading position have made us the partner of choice for both crypto-native and incumbent financial leaders.
At the same time, we have leveraged our opportunistic DNA and experience developing and operating industrial scale bitcoin mining infrastructure to enter the next phase of our evolution-a strategic expansion into artificial intelligence and high performance computing infrastructure to power the future of digital innovation.
The mailing address of our principal executive office is 300 Vesey Street, New York, New York 10282 and our telephone number is (212) 390-9216. Our website is https://www.galaxy.com/. Information contained on our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only. Our Class A common stock trades on Nasdaq under the symbol “GLXY.”

13.Summary Financial Information.

	For the quarter ended June 30		For the years ended December 31
	2025	2024	2024	2023	2022
	(in thousands)
Revenues and gains from operations	$9,056,649	$8,864,711	$43,757,790	$52,209,639	$120,491,852
Transaction expenses	8,629,940	8,834,836	42,409,857	51,494,083	114,871,083
Other operating expenses	260,316	168,554	989,197	461,390	6,569,989
Other income / (expense)	(124,232)	(961)	(28,953)	(9,738)	104,800
Net income / (loss)	$30,691	$(125,596)	$346,772	$228,514	$(816,129)

	As of June 30, 2025	As of December 31, 2024
	(in thousands)
Cash and cash equivalents	$691,331	$462,103
Digital assets	3,558,761	2,928,225
Investments	1,611,943	1,643,506
Loans receivable (digital assets and cash)	1,430,572	1,056,150
Property and equipment, net	596,120	237,038
Other assets	1,197,224	792,833
Total assets	$9,085,951	$7,119,855
Loans and collateral payable	5,062,649	3,407,982
Notes payable	725,571	845,186
Other liabilities	673,513	672,335
Total liabilities	6,461,733	4,925,503
Unit holders’ capital	1,506,321	2,194,352
Total liabilities and equity	$9,085,951	$7,119,855
14.Interests of Directors, Officers and Affiliates; Transactions and Arrangements Concerning our Securities.
A list of our current directors and executive officers is attached to this RSU Exchange Offer as Schedule A.
None of our directors or executive officers currently hold any outstanding NTSUP RSUs and, accordingly, are not eligible to participate in the RSU Exchange Offer.
15.Transactions and Arrangements Concerning our Securities
Other than outstanding equity incentive awards granted to our directors, executive officers and other employees and consultants pursuant to our various equity incentive plans which are described in the notes to our financial statements as set forth in our Form S-1 (File. No 333-287605), filed with the SEC on May 28, 2025, neither the Company nor, to our knowledge, any of our executive officers or directors, any person controlling the Company or any executive officer or director of such control person, is a party to any agreement, arrangement or understanding with respect to any of our securities, including any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

During the 60-day period prior to the date of this RSU Exchange Offer, neither we, nor, to the best of our knowledge, any member of our Board or any of our executive officers, nor any of our affiliates, has engaged in any transaction involving the NTSUP RSUs. For more detailed information on the beneficial ownership of shares of our Class A common stock, you can consult our registration statement on Form S-1 (File. No 333-287605), filed with the SEC on May 28, 2025.
16.Status of RSUs Acquired by the Company in this RSU Exchange Offer; Accounting Consequences of this RSU Exchange Offer.
NTSUP RSUs we acquire pursuant to this RSU Exchange Offer will be cancelled on the RSU Exchange Offer Expiration Date.
We have adopted the provisions of Accounting Standards Codification (ASC) 718 “Compensation—Stock Compensation.” Under ASC 718, we expect to recognize the incremental compensation cost, if any, of the LTIP RSUs granted in this RSU Exchange Offer. The incremental compensation cost will be measured as the excess, if any, of the fair value of each LTIP RSU granted to employees in exchange for tendered NTSUP RSUs, measured as of the date such awards are granted, over the fair value of the NTSUP RSU surrendered in exchange for such awards, measured immediately before the exchange (if any). The incremental and remaining compensation expense associated with this RSU Exchange Offer will be recognized over the service period of such awards. If any portion of the LTIP RSUs granted is forfeited prior to the completion of the service condition due to a termination of service, the compensation cost for the forfeited portion of the award will not be recognized.
17.Agreements; Legal Matters; Regulatory Approvals.
We are not aware of any material pending or threatened legal actions or proceedings relating to the RSU Exchange Offer. We are not aware of any margin requirements or anti-trust laws applicable to the RSU Exchange Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of NTSUP RSUs and grant of LTIP RSUs as contemplated by this RSU Exchange Offer. If any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign is required for the acquisition or ownership of our RSUs and a procedure for obtaining such approval is practically available, as contemplated herein, we presently contemplate that we will undertake commercially reasonable steps to obtain such approval or take such other action. We are unable to predict whether we may in the future determine that we are required to delay the acceptance of NTSUP RSUs or not accept NTSUP RSUs for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this RSU Exchange Offer to accept NTSUP RSUs tendered for exchange and to grant LTIP RSUs for NTSUP RSUs tendered as part of the exchange is subject to conditions, including the conditions described in Section 8 of the RSU Exchange Offer entitled “Conditions of this RSU Exchange Offer.”
18.Material U.S. Federal Income Tax Consequences.
The following is a summary of the material U.S. federal income tax consequences of the exchange of NTSUP RSUs for LTIP RSUs pursuant to the RSU Exchange Offer for NTSUP RSU holders subject to U.S. federal income tax. This discussion is based on Code, its legislative history, treasury regulations promulgated thereunder, and administrative and judicial interpretations as of the date of this RSU Exchange Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, including the application of the alternative minimum tax and the Medicare tax on net investment income, nor is it intended to be applicable in all respects to all categories of RSU holders. If you are subject to the tax laws of another country (even if you are also a citizen or a resident of the United States), or if you change your residence or citizenship after the LTIP RSUs are granted to you, you should be aware that there might be other tax and social security consequences that may apply to you.

We strongly recommend that you consult your tax advisor with respect to the federal, state, local, non-U.S. and any other tax consequences of your participation in this RSU Exchange Offer, as the tax consequences to you are dependent on your specific individual tax situation.
NTSUP RSU holders who exchange NTSUP RSUs for LTIP RSUs pursuant to this RSU Exchange Offer generally will not be required to recognize income for U.S. federal income tax purposes at the time of the exchange. We expect that the exchange will not be treated as a taxable exchange for U.S. federal income tax purposes.
However, upon vesting and settlement of LTIP RSUs in shares of our Class A common stock, you generally will recognize ordinary income equal to the fair market value of the shares received, plus the amount of any wage taxes the Company remits on your behalf in connection therewith. Subject to certain limitations, you may also recognize capital gain or loss upon the subsequent sale of the shares, depending on the sale price relative to the amount previously included in income at vesting.
We recommend that you consult your own tax and financial advisors to understand the federal, state, local, and non-U.S. tax consequences of participating in the RSU Exchange Offer, including potential implications for income and social security taxes.
In addition, if you are or have been a resident or taxpayer in more than one jurisdiction, please be aware that more than one country may seek to tax the LTIP RSUs or impose reporting or social security obligations. For example, if you were granted NTSUP RSUs while a resident of one country but receive LTIP RSUs under the exchange while a resident of another, both jurisdictions may assert taxing authority—including treating the LTIP RSUs as a new or replacement grant. You are encouraged to consult your personal tax advisor regarding the specific consequences of the RSU Exchange Offer based on your individual circumstances.
If you are considering participating in this RSU Exchange Offer, you should consult your own financial, legal and/or tax advisors concerning the federal, state and local tax consequences in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction applicable to you.
19.Extension of RSU Exchange Offer; Termination; Amendment.
We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether or not any event set forth in Section 8 of the RSU Exchange Offer entitled “Conditions of this RSU Exchange Offer” has occurred or is deemed by us to have occurred, to extend the period of time during which this RSU Exchange Offer is open, and thereby delay the acceptance for exchange of any NTSUP RSUs, by giving written notice, including electronically posted or delivered notices, of such extension to the NTSUP RSU holders eligible to participate in the exchange or making a public announcement thereof. If we extend the RSU Exchange Offer Expiration Date, we also will extend your right to withdraw tenders of NTSUP RSUs until such extended RSU Exchange Offer Expiration Date.
We also expressly reserve the right, in our reasonable judgment, before the RSU Exchange Offer Expiration Date, to terminate or amend this RSU Exchange Offer and to postpone our acceptance and cancellation of any NTSUP RSUs elected for exchange upon the occurrence of any of the conditions specified in Section 8 by giving written notice of such termination, amendment or postponement to the NTSUP RSU holders eligible to participate in the exchange and making a public announcement, including electronically posted or delivered notices. Our reservation of the right to delay our acceptance and cancellation of NTSUP RSUs elected to be exchanged is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the NTSUP RSUs elected for exchange promptly after termination or withdrawal of an RSU Exchange Offer.
Subject to compliance with applicable law, we further reserve the right, before the RSU Exchange Offer Expiration Date, in our discretion, and regardless of whether any event set forth in Section 8 has occurred or is deemed by us to have occurred, to amend this RSU Exchange Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in this RSU Exchange Offer to NTSUP RSU holders or by decreasing or increasing the number of NTSUP RSUs being sought in this RSU Exchange Offer.

Amendments to this RSU Exchange Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 9:00 a.m. Eastern Time on the next U.S. business day after the last previously scheduled or announced RSU Exchange Offer Expiration Date. Any public announcement made pursuant to this RSU Exchange Offer will be disseminated promptly to NTSUP RSU holders in a manner reasonably designed to inform NTSUP RSU holders of such change.
If we materially change the terms of this RSU Exchange Offer or the information concerning this RSU Exchange Offer, or if we waive a material condition of this RSU Exchange Offer, we will extend this RSU Exchange Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Except for a change in price or a change in percentage of securities sought, the amount of time by which we will extend this RSU Exchange Offer following a material change in the terms of this RSU Exchange Offer or information concerning this RSU Exchange Offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will publish notice or otherwise notify you of such action in writing after the date of such notice:
(a)we increase or decrease the amount of consideration exchanged for the NTSUP RSUs; or
(b)we decrease the number of NTSUP RSUs eligible to be elected for exchange in this RSU Exchange Offer;
and if this RSU Exchange Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section 20 of this RSU Exchange Offer, we will extend this RSU Exchange Offer so that this RSU Exchange Offer is open at least ten business days following the publication, sending or giving of notice.
For purposes of this RSU Exchange Offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.
20.Fees and Expenses.
We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange NTSUP RSUs pursuant to this RSU Exchange Offer.
21.Additional Information.
We recommend that, in addition to this RSU Exchange Offer and the Terms of Election, you review the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your NTSUP RSUs:
•our registration statement on Form S-1 (File. No 333-287605), filed with the SEC on May 28, 2025;
•our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025 and June 30, 2025, filed with the SEC on May 13, 2025 and August 5, 2025, respectively;
•our Current Reports on Form 8-K, filed with the SEC on each of May 13, 2025; May 28, 2025; June 10, 2025; June 13, 2025; July 29, 2025; August 5, 2025; August 11, 2025 and August 15, 2025; and
•the description of our capital stock contained in our Registration Statement on Form 8-A (File No. 001-42655) as originally filed with the SEC on May 15, 2025 and any amendment or report filed for the purpose of updating this information, which description is incorporated herein by reference.
Our SEC filings are also available to the public on the SEC’s website at http://www.sec.gov.

We will also provide, without charge, to each person to whom a copy of this RSU Exchange Offer is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to:
Galaxy Digital, Inc.
300 Vesey Street
New York, NY 10282
Attn: Legal and Compliance
(212) 390-9216
As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this RSU Exchange Offer, you should rely on the statements made in the most recent document.
The information contained in this RSU Exchange Offer about the Company should be read together with the information contained in the documents to which we have referred you.
22.Miscellaneous.
This RSU Exchange Offer and our SEC reports referred to above include forward-looking statements concerning our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business, operations and financial performance and condition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that are in some cases beyond our control and may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “should,” “target,” “will,” “would,” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the section titled “Risk Factors” included in our Q2 10-Q and our other filings with the SEC. Furthermore, such forward-looking statements speak only as of the date of this report. We undertake no obligation to publicly update or revise any forward-looking statements contained herein for any reason after the date of this report to conform these statements to new information, actual results or changes in our expectations, except as required by applicable law.
The safe harbor provided in the Private Securities Litigation Reform Act of 1995, by its terms, does not apply to statements made in connection with this RSU Exchange Offer.
We are not aware of any jurisdiction where the making of this RSU Exchange Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this RSU Exchange Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, this RSU Exchange Offer will not be made to, nor will elections to exchange NTSUP RSUs be accepted from or on behalf of, the NTSUP RSU holders residing in such jurisdiction.
WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD ELECT TO EXCHANGE OR REFRAIN FROM EXCHANGING YOUR NTSUP RSUS PURSUANT TO THIS RSU EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR OTHER INFORMATION TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS RSU EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION CONCERNING EXCHANGE OF NTSUP RSUS FORM. IF ANYONE MAKES ANY

RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.
Galaxy Digital Inc.
August 19, 2025

SCHEDULE A
INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
GALAXY DIGITAL INC.
The directors and executive officers of the Company and their positions and offices as of August 19, 2025, are set forth in the following table:

Name	Age	Position

Michael Novogratz	60	Founder, Chief Executive Officer and Director
Michael Daffey	58	Chair of the Board of Directors
Bill Koutsouras	53	Lead Director
Jane Dietze	59	Director
Rhonda Adams Medina	60	Director
Richard Tavoso	60	Director
Doug Deason	63	Director
Christopher Ferraro	41	President and Chief Investment Officer
Anthony Paquette	47	Chief Financial Officer
Erin Brown	43	Chief Operating Officer
Andrew Siegel(1)	59	General Counsel and Chief Compliance Officer
(1) Mr. Siegel will be leaving the Company on or about September 12, 2025 to assume a public policy role. Matt Friedrich will serve as the Chief Legal Officer of the Company effective September 8, 2025.
The address of each director and executive officer is: c/o 300 Vesey Street, New York, New York 10282.